Exhibit 23.1

ALOBA, AWOMOLO & PARTNERS

(Chartered Accountants)

Floor 4, Providence Court, Ajibade Bus Stop, Beside CocaCola Ibadan, Oyo State, Nigeria

Tel: 08055439586, 08034725835

Email: audits@alobaawomolo.org; alobaawomolopartners@gmail.com; website: www.alobaawomolo.org

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Cashlin

We hereby consent to the inclusion of our report dated August 3, 2026 relating to the financial statements of Cashlin as of and for the period June 1, 2026 (inception) to June 30, 2026 in the Registration Statement on Form S-1 and to the reference to our firm under the caption “Experts” in the Registration Statement.

Aloba, Awomolo & Partners - PCAOB ID# 7275

Ibadan, Nigeria
October 9, 2026